News Release

Investor Contacts:

Crescendo Communications

T: 844-589-8760

mnga@crescendo-ir.com

MagneGas to Present at the 10th Annual LD Micro Main Event

TAMPA, FL / ACCESSWIRE / November 27, 2017 / MagneGas Corporation (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, today announced that it will presenting at the 10th Annual LD Micro Main Event on Wednesday, December 6th at 5:00 PM PST at the Luxe Sunset Boulevard Hotel in Los Angeles, CA. Scott Mahoney, CFO of MagneGas will be presenting, as well as meeting with investors.

The LD Micro Main Event is the largest independent conference for small/micro-cap companies and will feature 250 names presenting to an audience of over 1,000 attendees. In addition, there will be a variety of speakers/panelists discussing topics of interest to investors and issuers, along with coordinate evening events.

View MagneGas’ profile here: http://www.ldmicro.com/profile/MNGA

News Compliments of Accesswire

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

About LD Micro

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space. What started out as a newsletter highlighting unique companies has transformed into several influential conferences annually.

In 2015, LDM launched the first pure microcap index (the LDMi) to exclusively provide intraday information on the entire sector.

For those interested in attending, please contact David Scher at david@ldmicro.com or visit www.ldmicro.com/events for more information.